UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2008
Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)
001-33204
(Commission File Number)

Delaware	95-4658730
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)
310 Golden Shore, Long Beach, CA 90802
(Address of principal executive offices, with zip code)
(562) 628-1007
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 18, 2008, the Board of Directors of Obagi Medical Products, Inc. (the “Company”) appointed Preston Romm as the Company’s new Chief Financial Officer, Executive Vice President, Finance, Operations and Administration, and Treasurer effective July 1, 2008.
     Mr. Romm, 54, will join the Company from Iomega Corporation where he has been Chief Financial Officer since March 2006 and responsible for all administrative functions including finance, SEC compliance, treasury, investor relations and information systems. Prior to that, Mr. Romm was Chief Financial Officer at Dot Hill Systems from November 1999 until March 2006. Mr. Romm was also Chief Financial Officer at STM Wireless, and Verteq, Inc. as well as Chief Accounting Officer at MTI Technology. He holds a B.S. in Accounting from the University of Maryland and an M.B.A. from American University. Mr. Romm currently serves as a member of the board of directors of Netlist where he is chairman of the audit committee and a member of the nominating and governance committees. A copy of the press release issued by the Company announcing Mr. Romm’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     Under the terms of an employment agreement (the “Agreement”) between Mr. Romm and the Company, Mr. Romm will receive an annual base salary of $320,000 and is eligible for an annual performance bonus of up to 60% of his base salary beginning in the year 2009 as adjusted for performance in accordance with benchmarks to be established by the Company’s Board of Directors. For fiscal year 2008, Mr. Romm will be entitled to a performance bonus of up to 60% of his base salary pro rated for his starting date of July 1, 2008 but in no event will his performance bonus for 2008 be less than $50,000. He will also be eligible for an additional bonus of up to $50,000 based on the Company’s 2008 performance.
     Upon the commencement of his employment, Mr. Romm will be entitled to receive a stock option grant of 150,000 shares subject to the terms and provisions of the Company’s 2005 Stock Incentive Plan and related Stock Option Agreement. The exercise price of such options will be 125% of the Company’s closing stock price on the date of the grant and such options will vest and become exercisable in three equal annual installments beginning on the first anniversary of the grant date. In addition, Mr. Romm will entitled to participate in the Company’s Executive group life, medical, dental and visions and 401k programs and will receive three weeks paid vacation.
     Pursuant to the terms of the Agreement, Mr. Romm will be entitled to receive as severance his base salary for the greater of six months or the remaining term of the initial twelve months, if the Company terminates his employment for any reason, except for cause, during the first year of his employment. If the Company terminates Mr. Romm’s employment for any reason, except for cause, after the first year of his employment, then Mr. Romm shall be entitled to receive as severance his base salary for twelve months. If the Company terminates Mr. Romm’s employment after the first year of his employment due to a change of control within twelve months of the change of control, Mr. Romm will receive his base salary for twelve months.

     If the Company terminates Mr. Romm’s employment for cause or he voluntarily terminates his employment, dies or becomes physically or mentally disabled, Mr. Romm will receive all earned wages upon termination and no further compensation, including severance benefits, will be owed to him.
     The Agreement also contains customary confidentiality and non-solicitation provisions.
     The description of the Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
          (d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Obagi Medical Products, Inc. and Preston Romm effective July 1, 2008

99.1	Press Release of Obagi Medical Products, Inc. dated June 19, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.
Date: June 20, 2008	By:	/s/ Steven R. Carlson
		Name:	Steven R. Carlson
		Title:	Chief Executive Officer and President